Exhibit 99.1

22nd Century Group Provides Highlights from Annual Shareholder Meeting

Key Topics Include: Modified Risk Applications, U.S. Distribution of RED SUN, MAGIC 0.0 mg Nicotine Cigarettes and China Opportunities

April 28, 2015

CLARENCE, N.Y. – 22nd Century Group, Inc. (NYSE MKT: XXII), a leader in very low nicotine tobacco technology and tobacco harm reduction, held its annual meeting of shareholders on Saturday, April 25, 2015, at the historic Buffalo Club in downtown Buffalo. Henry Sicignano III, President and CEO, addressed the following topics:

Modified Risk/FDA:

The Company intends to submit an application for its very low nicotine cigarette (Brand A) to the FDA this summer. Gaining Modified Risk approval for the Company’s low tar-to-nicotine ratio cigarette (Brand B) is also a priority. However, since applying for Brand B Modified Risk approval will require a substantially greater investment in time and money, the Company plans to submit a Brand B application in 2016.

X-22:

The Company recently completed visits to Japan and Europe where management met with potential joint venture partners for X-22, the Company’s smoking cessation aid in development.

RED SUN:

In the first three months on the U.S. market, the Company secured distribution for RED SUN premium cigarettes in approximately 200-300 retail stores in more than 40 states. Management expects to announce the signing of additional distributors and regional retail store groups in the coming months.

MAGIC:

The Company recently launched its 0.0 mg MAGIC 0 cigarettes in Europe. The Company is marketing two styles of MAGIC cigarettes: MAGIC 0 with 95% less nicotine than conventional brands and MAGIC 2 which features an 80% reduction in nicotine. MAGIC cigarettes are currently available in approximately 900 state-licensed tobacco stores in Spain. The store count is expected to top 2,500 in Spain by the end of 2015. Further, the Company expects distribution of MAGIC cigarettes to reach several additional European countries in the next several months.

China:

It remains an important priority for the Company to introduce 22nd Century’s proprietary tobacco to China. Despite significant regulatory hurdles, the Company continues to make progress in this effort.

Contract Manufacturing:

NASCO Products LLC, the Company’s cigarette manufacturing subsidiary located in Mocksville, North Carolina, continues to produce Smoker Friendly, Cigar Cartel, and other private label brands in addition to 22nd Century’s proprietary brands.

Increased Investor Relations Outreach:

Given the exciting opportunities and events underway at the Company, management expects to increase its investor relations activities in the coming months. Mr. Sicignano is scheduled to attend several investor conferences, including the upcoming Marcum Conference in New York City in late May and the LD Micro conference in Los Angeles in June, and will conduct non-deal investor road shows in select regions during the balance of 2015. Mr. Sicignano is also looking forward to media opportunities, such as his upcoming interview today on Fox Business’ Stuart Varney show.

Mr. Sicignano noted, “We are very pleased to report to our shareholders the substantial progress underway at 22nd Century Group. It is an exciting time for all of us; the market response to RED SUN and MAGIC has been tremendous. We look forward to developing these exciting new brands.”

FORMAL MATTERS DETERMINED BY SHAREHOLDER VOTE:

Proposal 1 Passed: Both Henry Sicignano III, who is also currently the CEO and President, and Richard M. Sanders were re-elected as Class I Directors with terms expiring in 2018.

Proposal 2 Passed: The Advisory Resolution on Executive Compensation was approved.

Proposal 3 Passed: Freed Maxick CPAs, PC was ratified as the Company’s independent registered certified public accounting firm for 2015.

About 22nd Century Group, Inc.

22nd Century Group is a plant biotechnology company focused on technology which allows it to increase or decrease the level of nicotine in tobacco plants through genetic engineering and plant breeding. The Company’s mission is to reduce the harm caused by smoking. 22nd Century owns or exclusively controls 128 issued patents plus an additional 52 pending patent applications in 96 countries. The Company’s strong IP position led to a licensing agreement with British American Tobacco (“BAT”), the world’s second largest tobacco company. Visit www.xxiicentury.com for more information.

Cautionary Note Regarding Forward-Looking Statements:

This press release contains forward-looking information, including all statements that are not statements of historical fact regarding the intent, belief or current expectations of 22nd Century Group, Inc., its directors or its officers with respect to the contents of this press release. The words “may,” “would,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “intend” and similar expressions and variations thereof are intended to identify forward-looking statements. We cannot guarantee future results, levels of activity or performance. You should not place undue reliance on these forward-looking statements, which speak only as of the date that they were made. These cautionary statements should be considered with any written or oral forward-looking statements that we may issue in the future. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to reflect actual results, later events or circumstances, or to reflect the occurrence of unanticipated events. You should carefully review and consider the various disclosures made by us in our annual report on Form 10-K for the fiscal year ended December 31, 2014, filed on February 5, 2015, including the section entitled “Risk Factors,” and our other reports filed with the U.S. Securities and Exchange Commission which attempt to advise interested parties of the risks and factors that may affect our business, financial condition, results of operation and cash flows. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, our actual results may vary materially from those expected or projected.

Contact:

Media and Investor Relations:

IRTH Communications

Robert Haag

1-866-976-4784

xxii@irthcommunications.com

Tom Redington

Redington, Inc.

203-222-7399